Exhibit 5.10

August 22, 2019

Entergy Texas, Inc. 10055 Grogans Mills Road The Woodlands, Texas 77380

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”), including the exhibits thereto, which Entergy Texas, Inc., a Texas corporation (the “Company”) proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate aggregate principal amount of its First Mortgage Bonds (the “Bonds”), such Bonds to be issued in one or more new series pursuant to the Company’s Indenture, Deed of Trust and Security Agreement, dated as of October 1, 2008, with The Bank of New York Mellon, as trustee, as heretofore amended and supplemented, and as it will be further amended and supplemented (the Indenture, Deed of Trust and Security Agreement as so amended and supplemented being hereinafter referred to as the “Indenture”); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Indenture. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified or facsimile copies and the authenticity of the originals of all documents submitted to us as copies.

Subject to the qualifications hereinafter expressed, we are of the opinion that the Bonds will be legally issued and will be binding obligations of the Company when:

a. the Company’s Board of Directors, a duly authorized committee thereof or a duly authorized officer of the Company, acting within authority granted by a then current resolution of the Company’s Board of Directors, shall have approved and established the terms of such Bonds in accordance with the Indenture;

b. such Bonds have been executed and authenticated in accordance with the Indenture, and issued and sold by the Company in accordance with their terms and provisions and as contemplated by the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such securities and in compliance with an appropriate order with regard to the issuance of the Bonds by the Federal Energy Regulatory Commission; and

c. such Bonds have been delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and a prospectus supplement or other offering document or agreement relating to the sale of such securities and the Indenture.

This opinion is limited to the laws of the States of New York and Texas and the federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Texas, we have relied upon the opinion of Duggins Wren Mann & Romero, LLP, which is being filed as Exhibit 5.11 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.10 to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP